MUTUAL SETTLEMENT AND RELEASE

This MUTUAL SETTLEMENT AND RELEASE ("Agreement") is entered into by and among CNX GAS COMPANY, LLC (“CNX”), and MILLER ENERGY RESOURCES, INC. (“Miller”) and SCOTT BORUFF (“Boruff”).

W I T N E S S E T H:

WHEREAS, CNX filed suit against Miller, Boruff, and Cresta Capital Strategies, LLC in the United States District Court for the Eastern District of Tennessee at Knoxville, Civil Action No. 3:11-CV-00362, asserting claims arising from breach of a contract for the assignment of oil and gas leases in Campbell County, Tennessee, against Miller and claims for common law and statutory tortious interference with contract against Boruff and Cresta Capital Strategies, LLC (the “Suit”), and

WHEREAS, the parties to the Suit desire to settle the suit and all related disputes and disagreements arising from the Suit and all actions taken in or in any way related to the Suit and the parties to this Agreement desire to release one another from any further or other liability arising from the contracts described in the Suit (the “Settled Disputes”), all pursuant to the terms and provisions of this Agreement.

NOW, THEREFORE, for and in consideration of the foregoing, and the mutual covenants and obligations of the parties hereby undertaken, the parties agree as follows:

1.    Within forty-five (45) days of the execution of this Agreement by all parties, Miller shall pay One Million Two Hundred Fifty Thousand Dollars ($1,250,000.00) to CNX in full and complete satisfaction of the Settled Disputes conditioned upon the payment described in this paragraph 1. The parties to the Suit agree to file a Stipulation of Dismissal with prejudice for the Suit as to all Defendants within 10 days of the payment described in this paragraph 1, which Stipulation will state that each party will bear its own attorneys’ fees and each party will bear its own discretionary costs. CNX agree to pay ½ of the costs and expenses of mediation to Butler, Vines & Babb. Miller and Boruff agree to pay ½ of the costs and expenses of mediation to Butler, Vines & Babb.

2.    Conditioned upon the action described above in paragraph 1, this Agreement constitutes full and complete satisfaction of any and all amounts due and payable from any of the parties to the other, and full and complete satisfaction of any other claims, demands, causes of action or other rights of payment or performance which either party may now have or at any time in the future acquire against the other party to or arising out of any events or circumstances relating to the Settled Disputes occurring prior to, during or subsequent to the Settled Disputes.

3.    Conditioned upon the action described above in paragraph 1, all parties hereby expressly, fully and forever, release and discharge all parties, their officers, managers, directors, agents, employees, successors and assigns, from any and all loss, costs, liabilities, indebtedness, claims or causes of action, whether pending or threatened, liquidated or unliquidated, now existing or hereafter arising with respect to or in any way arising out of or from the Settled Disputes.

4.    The parties understand that this Agreement is a compromise of doubtful and disputed claims, entered to avoid further expense, and that nothing herein may be construed as an admission of liability by any of the parties.

5.    Confidentiality - The parties shall keep the terms of this agreement confidential and will reveal same only as required by law or as necessary for accounting/reporting purposes, including Miller’s S.E.C. reporting requirement and to Miller’s financing sources.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth opposite their respective signatures below.

CNX GAS COMPANY, LLC	MILLER ENERGY RESOURCES, INC.
By: /s/ Michael Sweeney by Charles Van Beke by Permission	By: Steve Marcum
Its:	Its: Attorney
Date: January 24, 2014	Date: 1-24-2014

SCOTT BORUFF
/s/ Scott Boruff